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EXHIBIT 10.15

                               As of July 1, 2000

Omega Healthcare Investors, Inc.
900 Victors Way, Suite 350
Ann Arbor, Michigan 48108

Attention: Susan Allene Kovach


                           RE: PROVISION OF SERVICES

Dear Ms. Kovach:

This letter will set forth our agreement whereby Omega Healthcare Investors, Inc. ("OHI") will provide office space and certain specified services to Omega Worldwide, Inc. ("OWWI") for the period commencing July 1, 2000.

        Office Space:           OHI will provide furnished office space for
                                three OWWI employees at OHI's principal offices at 900 Victors Way, Ann Arbor, Michigan, together with use of office equipment (facsimile equipment, printers, photocopiers), all in substantially the same custom and manner as provided as of June 30, 2000.

        Information Technology  OHI will provide to OWWI personnel information
        Support: and technology support for its hardware systems and all software used in its operations, all in substantially the same custom and manner as provided immediately prior to July 1, 2000.

        Accounting/Payroll/     OHI's accounting staff will provide assistance
        Administrative          to OWWI in connection with OWWI's tax
        Assistance:             preparation and transaction processing. OHI
                                will provide assistance to OWWI in connection with OWWI's payroll and benefits administration. OHI will provide filing, typing and other administrative services.
                                All services to be provided in substantially the same custom and manner as provided immediately prior to July 1, 2000.

        Fees: OWWI shall pay to OHI the sum of $37,500 per quarter, payable in arrears.

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        Confidentiality:        Any and all information which is not generally
                                known to the public which is exchanged between the parties in connection with these services, whether of a technical or business nature, shall be considered to be confidential and shall not be disclosed to any third party or parties without the written consent of the other party. Each party shall take reasonable measures to protect against nondisclosure of confidential information by its officers and employees. Confidential information shall not include any information (i) which is or becomes part of the public domain, (ii) which is obtained from third parties who are not bound by confidentiality obligations, or (iii) which is required to be disclosed by law or the rules of any state or Federal regulatory agency, any national securities exchange or the NASDAQ National Market System. The provisions of this paragraph shall survive the termination hereof.

        Term: One year, renewable by OWWI for successive one year terms by written notice to OHI not less than sixty (60) days prior to the expiration of the current term; terminable by OWWI at the end of each quarter upon at least ten (10) days written notice prior to the end of such quarter.

Please indicate your agreement and acknowledgment of the terms of this letter by executing a copy of this letter and returning it to the undersigned.

Very truly yours,


/s/ EDWARD C. NOBLE


Edward C. Noble
Chief Financial Officer                 AGREED TO AND ACCEPTED BY
                                        OMEGA HEALTHCARE INVESTORS, INC.



                                        By: /s/ SUSAN ALLENE KOVACH
                                            Susan Allene Kovach
                                            Vice President and General Counsel